Exhibit 10.48
December 9, 2013

Mr. Didier Teirlinck
[Redacted]

Dear Didier:

In recognition of your promotion from Senior Vice President and President, Climate Solutions Sector to Executive Vice President Ingersoll Rand, Climate, I am pleased to inform you that the Compensation Committee of the Board of Directors approved the following adjustments to your compensation.
This letter acts as an addendum, effective December 1, 2013, to your June 5, 2008 offer letter which was amended on July 17, 2008.

1.
Effective December 1, 2013, your base salary will be set at an annual rate of $655,000 (Six Hundred Fifty Five Thousand U.S. dollars) paid monthly. This represents an increase of $50,000 or 8.3%. This adjustment is inclusive of any merit increase you would have received in April 2014.

2.
    Your Annual Incentive Matrix (“AIM”) target opportunity remains at 90% of your base salary. When you take into account your new base salary, this adjustment increases your AIM target to $589,500 or by $45,000 (8.3%). The actual award that you may receive can range from 0% to 200% of the targeted amount depending upon your performance and the performance of the Company.

For 2013, your AIM award will be pro-rated using your previous base salary from January 1- November 30 and your new base salary from December 1, 2013 to December 31, 2013. The financial metrics used to determine your 2013 AIM award will remain unchanged for the full year: 50% Enterprise and 50% Climate Solutions Sector.

3.
Your annual equity target opportunity (to be next granted in February 2014) will increase from $725,000 to $825,000, representing an increase of $100,000 or 13.8%. At this time, it is anticipated that your 2014 equity grant will be made in an equal proportion of stock options and Restricted Stock Units (“RSUs”). The award dollar value will be converted into stock options and RSUs based on the Fair Market Value (“FMV”) of Ingersoll Rand’s ordinary shares on the date the Compensation Committee of the Board Directors (“Committee”) approves the awards. Annual equity awards are contingent on and variable with your sustained performance and demonstrated leadership potential.

4.
Your Performance Share Unit (“PSUs”) target (to be next granted in February 2014) will increase from $725,000 to $825,000, representing an increase of $100,000 or 13.8%. Your grant will be converted into PSUs based on the FMV of Ingersoll Rand’s ordinary shares on the date the Committee approves the award. At this time, the actual number of PSUs earned will be based on Ingersoll Rand’s Earnings per Share (“EPS”) growth and Total Shareholder Return (“TSR”) relative to the S&P 500 Industrial peer companies over the 2014 to 2016 performance period and can range from 0% to 200% of the target number of PSUs.

5.
When you consider items 1, 2, 3 and 4 above, your Total Annual Direct Compensation target has increased from $2,599,500 to $2,894,500 or by $295,000 (11.3%). Your revised compensation is summarized in the attached Compensation Adjustment Notice.

6.
In recognition of this promotion, you will be granted Ingersoll Rand RSUs with a grant date value of $750,000. The number of RSUs awarded will be determined by using the FMV of Ingersoll Rand shares on December 6, 2013. The RSUs granted will cliff vest three years from the date of grant (or on December 6, 2016).

7.
Your minimum level of required share ownership will increase from 40,000 to 75,000 ordinary shares of the Company. You must achieve this increased ownership requirement within a three-year period from the Effective Date of this role.

8.	You will continue to participate in the following executive benefit programs:

a.	Company car program, including, maintenance, and insurance provided by the Company.

b.	Executive Deferred Compensation Plan.

c.	Executive Health Program.

d.	Elected Officer Supplemental Program (“EOSP”).

e.	Executive Long-Term Disability (“LTD”) program.

f.	Financial and Retirement Counseling Services.

g.	All employee benefit programs offered to Ingersoll Rand salaried employees in accordance with the terms and conditions of those programs.

9.
Also the Company will continue make the maximum contribution on your behalf to the Belgium social system. These contributions, which will be imputed to your income, will enable you to be kept whole in the Belgium social scheme and to have immediate access to the state health plan upon your return to Europe.

10.
Based on your role in the Company, you are restricted from transactions involving ordinary shares of Company stock (exercising options, moving in or out of ordinary shares held in company plans, or buying or selling ordinary shares on the open market) except during designated window periods. You will receive communication from the Corporate Secretary when window periods are open along with instructions on how to execute transactions.

The above terms are contingent upon your acceptance of the Non-Compete and Proprietary Information agreements. To execute these agreements, please sign below as well as the attached Non-Compete and Proprietary agreements and return to Jeff Blair, Vice President, Total Rewards.

Didier, thank you for your contributions leading the Climate Solutions Sector; we know that your leadership will have a significant impact on the Climate segment. If you have any questions about your compensation and/or benefits, please feel free to call Marcia Avedon at [Redacted], or Jeff Blair at [Redacted]. For any other questions, please feel free to contact me at [Redacted].
Sincerely,
/s/ Michael W. Lamach

Michael W. Lamach
Chairman and Chief Executive Officer

cc:     Marcia Avedon
Jeff Blair

Attachments:
•Proprietary Agreement
•Non-Compete Agreement

CANDIDATE ACCEPTANCE

I accept these adjustments as Executive Vice President Ingersoll Rand, Climate and agree to the conditions in the letter.

___/s/ Didier Teirlinck_____________________    ____________12/14/2013_______________
Mr. Didier Teirlinck         Date